Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-202311

Issuer Free Writing Prospectus, dated October 27, 2015

$350,000,000 1.65% Senior Notes due 2020

Summary of Final Terms

Dated October 27, 2015

Issuer	The Boeing Company

Principal Amount	$350,000,000

Trade Date	October 27, 2015

Settlement Date (T+2)	October 29, 2015

Maturity Date	October 30, 2020

Treasury Benchmark	1.375% due September 30, 2020

Treasury Price / Yield	100-03 / 1.355%

Spread to Treasury	+55 bps

Reoffer Yield	1.905%

Price to Public [1]	98.789%

Gross Fee Spread	0.350%

Coupon (Interest Rate)	1.65%

Interest Payment Dates	April 30 and October 30

First Interest Payment Date	April 30, 2016

Call Provision	MWC @ T + 10 bps at any time prior to September 30, 2020 (1 months prior to maturity); par call at any time on or after September 30, 2020

CUSIP / ISIN	097023 BM6 / US097023BM69

Joint Book-Running Managers	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC BBVA Securities Inc. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC

Senior Co-Managers	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank[2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Academy Securities, Inc. Drexel Hamilton, LLC Mischler Financial Group, Inc

Notes:

1	Plus accrued interest, if any, from October 29, 2015.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. Prospectus Department, toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-603-5847.

$250,000,000 2.20% Senior Notes due 2022

Summary of Final Terms

Dated October 27, 2015

Issuer	The Boeing Company

Principal Amount	$250,000,000

Trade Date	October 27, 2015

Settlement Date (T+2)	October 29, 2015

Maturity Date	October 30, 2022

Treasury Benchmark	1.750% due September 30, 2022

Treasury Price / Yield	100-03 / 1.735%

Spread to Treasury	+70 bps

Reoffer Yield	2.435%

Price to Public ¹	98.495%

Gross Fee Spread	0.400%

Coupon (Interest Rate)	2.20%

Interest Payment Dates	April 30 and October 30

First Interest Payment Date	April 30, 2016

Call Provision	MWC @ T + 12.5 bps at any time prior to August 30, 2022 (2 months prior to maturity); par call at any time on or after August 30, 2022

CUSIP / ISIN	097023 BN4 / US097023BN43

Joint Book-Running Managers	Goldman, Sachs & Co. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Santander Investment Securities Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank[2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Apto Partners, LLC Divine Capital Markets Great Pacific Securities Telsey Advisory Group

Notes:

1	Plus accrued interest, if any, from October 29, 2015.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. Prospectus Department, toll-free at 1-866-471-2526, Citigroup Global Markets Inc., toll-free at 1-800-831-9146 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

$300,000,000 2.60% Senior Notes due 2025

Summary of Final Terms

Dated October 27, 2015

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	October 27, 2015

Settlement Date (T+2)	October 29, 2015

Maturity Date	October 30, 2025

Treasury Benchmark	2.000% due August 15, 2025

Treasury Price / Yield	99-24 / 2.028%

Spread to Treasury	+85 bps

Reoffer Yield	2.878%

Price to Public ¹	97.599%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	2.60%

Interest Payment Dates	April 30 and October 30

First Interest Payment Date	April 30, 2016

Call Provision	MWC @ T + 15 bps at any time prior to July 30, 2025 (3 months prior to maturity); par call at any time on or after July 30, 2025

CUSIP / ISIN	097023 BP9 / US097023BP90

Joint Book-Running Managers	Goldman, Sachs & Co J.P. Morgan Securities LLC Mizuho Securities USA Inc. Barclays Capital Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Senior Co-Managers

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC RBC Capital Markets, LLC Santander Investment Securities Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank[2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Blaylock Beal Van, LLC CastleOak Securities CAVU Securities, LLC Guzman & Company Samuel A. Ramirez & Company, Inc. Siebert Brandford Shank & Co., L.L.C.

Notes:

1	Plus accrued interest, if any, from October 29, 2015.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. Prospectus Department, toll-free at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 (collect) or Mizuho Securities USA Inc., toll-free at 1-866-271-7403.